Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-100077, 333-86377 and 333-58168, Forms S-3 Nos. 333-91538, 333-76738, 333-55786 and 333-88427 and Form S-4 No. 333-56978) of Genetronics Biomedical Corporation, of our report dated February 7, 2003, with respect to the consolidated financial statements of Genetronics Biomedical Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

San Diego, California

March 25, 2003